Exhibit 10.1

[ANSYS LETTERHEAD]

December 31, 2008

J. Christopher Reid

15 Pineneedle Drive

Aurora, Ontario

Canada

L4G 4Y8

Dear Chris:

Welcome to the ANSYS Worldwide Sales and Support and Services Team! As you know, we are an organization on the move. Strong financial performance, best of breed engineering simulation software and technologies and positive company character have earned ANSYS, Inc. recognition and respect from our customers, partners, competitors and employees!

We are pleased to offer you the full-time position of Vice President of Business Development in the Worldwide Sales and Support and Services organization, reporting to Joe Fairbanks. Your expected start date will be January 1, 2009. See Job Description attached to this Offer Letter as Exhibit A.

Joe will assist you in becoming a part of the Worldwide Sales and Support and Services Team. Together, you will establish your objectives for your first year. Joe will also conduct your annual performance review.

Your base salary will be 222,000 CAD, paid semi-monthly, and your position is classified as exempt. In addition to your base salary, you are eligible to participate in a Variable Compensation Plan, paid quarterly, which has the potential to pay out 148,000 CAD annually. The details of this Variable Compensation Plan are attached as Exhibit B.

As agreed, for the first year of your employment as Vice President of Business Development, ANSYS will provide you a non-recoverable draw. The monthly amount (2000 CAD) will be payable to you only for the period of January 1, 2009 through December 31, 2009, and will be offset against your quarterly Variable Compensation Plan payments.

You are also eligible for a grant of options to purchase shares of common stock of ANSYS, Inc. expected in mid-February. This grant is subject to approval by the Compensation Committee of the ANSYS Board of Directors and requires that you sign a Stock Option Agreement. These stock options will have a four-year vesting schedule. The exercise price for the shares will be market value on the grant date.

You will continue to participate in the ANSYS Canada Ltd. employee benefits program that you currently participate in now in your role of Vice President of Marketing.

In addition, you will continue to participate in your current vacation plan. As you also know, ANSYS currently offers ten (10) company-paid holidays per year: New Year’s Day, Good Friday, Victoria Day, Family Day, Canada Day, Civic Holiday, Labour Day, Thanksgiving Day, Christmas Day and Boxing Day.

As a pre-condition to employment, you will be required to review, complete and sign the ANSYS Intellectual Property Protection Agreement that is included with this offer as Exhibit C.

Finally, as we discussed to close out your position as Vice President of Marketing as of December 31, 2008, ANSYS has agreed to pay you for your performance in that role the following: a Q3 bonus equal to 17,500 CAD; a Q4 bonus equal to 17,500 CAD; and a Year End FY 2008 bonus equal to 20,000 CAD.

Chris, we appreciate your consideration of our offer of employment and are looking forward to having you join Joe’s team. Please acknowledge your acceptance of our offer by signing and returning one copy of this letter no later than December 31, 2008.

Sincerely,

Elaine V. Keim

Vice President, Human Resources

I have read and understand the offer of employment, and the offer is accepted.

/s/ J. Christopher Reid	December 31, 2008
J. Christopher Reid	Date

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